CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of J.P. Morgan Exchange-Traded Fund Trust of our report dated April 28, 2020, relating to the financial statements and financial highlights, which appears in JPMorgan International Bond Opportunities ETF’s (formerly known as JPMorgan Global Bond Opportunities ETF) Annual Report on Form N-CSR for the year ended February 29, 2020. We also consent to the references to us under the headings “Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

New York, New York

September 10, 2020